Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calix, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-234355, 333-230023, 333-226682, 333-223637, 333-218066, 333-216323, 333-209732, 333-202496, 333-194054, 333-185025, 333-172379, 333-166245) on Form S-8 of Calix, Inc. of our report dated February 21, 2020, with respect to the consolidated balance sheets of Calix, Inc. as of December 31, 2019 and 2018, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of Calix, Inc. Our report refers to the change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standard Board (FASB) Accounting Standard Codification No. 842, Leases.

/s/ KPMG LLP
San Francisco, California
February 21, 2020